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                                                                    Exhibit 4(a)



                                  ADVO, Inc.


                          Deferred Compensation Plan







                           Effective January 1, 1995
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                                  ADVO, Inc.

                          Deferred Compensation Plan



     I.       Purpose


     II.      Definitions


     III.     Eligibility; Participation Limits


     IV.      Account Determination and Valuation


     V.       Benefits


     VI.      Claim for Benefits Procedure


     VII.     Administration


     VIII.    Amendment and Termination


     IX.      Miscellaneous

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                                  ADVO, Inc.

                          Deferred Compensation Plan

I.   Purpose
     -------

The purpose of the ADVO, Inc. Deferred Compensation Plan is to provide a means whereby ADVO, Inc. may provide a vehicle to permit Participants who also participate in the ADVO, Inc. 401(k) Savings Plan to defer amounts in excess of the dollar limitation of IRC (S)402(g) applicable to the 401(k) Savings
Plan, and to defer additional Salary and Bonus amounts, and thereby afford senior management and certain other associates with an opportunity to build additional financial security. In addition, the Company will credit a Participant's Deferred Benefit Account with an amount equivalent to the amount which would have been contributed to the 401(k) Plan for a Participant but for IRS limitations on Company matching contributions to the 401(k) Plan on behalf of Participants.

The Company will also transfer its obligations to participants in the ADVO, Inc. Savings Continuation Plan to this Plan by crediting the Account of a Participant with an amount equal to the value of the balance credited to the Savings Continuation Account (as that term is used in the Savings Continuation Plan) of a Participant. The Company shall then terminate the Savings Continuation Plan.

This Plan is similar to a defined contribution plan. Deferrals of Salary and Bonus, together with Company Allocations made pursuant to the Plan, will be credited with Investment Results based on Investment Results which mirror 401(k) Plan investment results, in accordance with the Plan. The resulting balance will be paid to the Participant (or his or her Beneficiary) as described herein. By providing a means whereby Salary and Bonus may be deferred into the future, and by restoring contributions otherwise foregone because of the operation of IRC
(S)(S)401(a)(17) and 415(c), the Plan will aid in attracting and retaining managers of exceptional ability, provide them with additional financial security at the time of Retirement, and supplement other Company-sponsored benefits in the event of a Participant's death or Disability.

II   Definitions and Additional Provisions
     -------------------------------------

     2.1 "Administrative Committee" and "Committee" mean the Plan Committee appointed pursuant to Article VII to manage and administer the Plan.

     2.2 "Agreement" means the ADVO, Inc. Deferred Compensation Election Agreement, executed between a Participant and the Company, whereby a Participant agrees to participate in the Plan and may defer a portion of his or her Salary or Bonus (as the case may be) or both, pursuant to the provisions of the Plan, and the Company agrees to pay benefits in accordance with the provisions of the Plan and Agreement. A Participant shall file an Agreement for each Plan Year in
Section 3.2.

     2.3  "Beneficiary" means the person, persons, or trust designated
Beneficiary
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pursuant to Section 5.10.

     2.4 "Bonus" means the gross annual bonus amount(s) payable to a Participant from the ADVO, Inc. Corporate Management Incentive Plan and the ADVO, Inc. Division/Regional Management Incentive Plan, or successor plan(s), if any, in effect for the Company fiscal year ending within the Plan Year (but payable after the end of the Plan Year) otherwise payable in cash, and considered "wages" for FICA and federal income tax withholding, and including any amount deferred under this or any other plan maintained by the Company. Bonus amounts considered shall include any amounts by which the Participant's Bonus is reduced by a bonus reduction or similar arrangement under any qualified plan described in IRC (S)401(a) or any cafeteria plan (as described in IRC
(S)125) maintained by the Company.

     2.5 "Change of Control" means the occurrence of any of the following events:

     1. a reorganization, merger (other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger), or consolidation of the Company in which the Company is not the surviving or resulting corporation, or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, or

     2. the approval by the stockholders of the Company of any plan or proposal for the dissolution or liquidation of the Company, or

     3. any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the consolidated assets of the Company;

provided, however, that any reorganization, merger, or consolidation described
--------
in (a)(c) immediately above, a reorganization of the Company into a holding company structure including a reorganization involving a business combination with another corporation or entity, a sale or transfer of all or substantially all of the Company's assets, or a dissolution of the Company pursuant to which the stockholders receive securities of another entity, will not result in a Change of Control if:

a. the election or appointment of the individuals who immediately after the effective time of any of those events constitute the directors of the Board of Directors of the continuing corporation was approved by a vote of at least two-thirds of the individuals constituting the Board immediately prior to such effective time, or

b. a majority of the directors of any continuing corporation immediately after the effective time of any of those events were directors immediately prior to such effective time.

     4. any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ["Exchange Act"]), other than

                                       2
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     E.M. Warburg & Co. and its affiliates, is or becomes the "beneficial owner"
     (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the Company's Common Stock then outstanding; provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Common Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

     5. a change in the composition of the Company's Board of Directors, as a result of which Eligible Directors cease for any reason to constitute a majority thereof. For purposes of this Section, an "Eligible Director" is:

a. any individual who was a director of the Company on September 27, 1990; or

b. any individual proposed by E.M. Warburg & Co. or its affiliates and elected as a director in place of a director described in (1), immediately above; or

c. any director elected, or nominated for election by the Company's stockholders, by the vote of at least two-thirds of the directors who at the time of such vote were Eligible Directors.

     2.6 "Company" means ADVO, Inc., a Delaware corporation, its successors and assigns, and any subsidiary company which grants participation hereunder to an associate with the Company's consent.

     2.7 "Company Allocation" means an amount added to a Participant's Deferred Benefit Account, pursuant to Section 3.6.

     2.8 "Compensation" means cash remuneration paid pursuant to this Plan for services rendered prior to the date paid.

     2.9 "Deferred Benefit Account" and "Account" mean the separate bookkeeping accounting record(s) maintained by the Company for each Participant, pursuant to Articles IV and V. Each Participant's Deferred Benefit Account shall consist of the sum of as many subaccounts as shall be necessary to establish for recordkeeping purposes to reflect the Participant's Subaccount Investment Election(s) with respect to the Investment Results to be applied to amounts deferred under the Plan. The total amount of each Participant's Deferred Benefit Account shall consist of the amounts described in Article IV. Deferred Benefit Account(s), Deferred Benefit Account subaccounts, and Subaccount Investment Results shall be utilized solely as a set of bookkeeping devices for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall be subject to Section 9.2 hereof. Notwithstanding the provisions of Section 9.9, a Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund or escrow arrangement of any kind.
                                       3

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     2.10 "Determination Date" means the date on which the amount of a
Participant's Deferred Benefit Account is determined as provided in Articles IV and V. The last day of each calendar month shall be a Determination Date.

     2.11 "Disability" shall have the same meaning and be determined in the same manner as in the ADVO, Inc. Long Term Disability Income Plan. In the absence of such a plan, "Disability" or "Disabled" shall mean a permanent impairment of the physical or mental condition of a Participant, which, in the sole discretion of the Company, prevents Participant from performance of the usual duties of employment attendant to the Participant's function with the Company. The determination of the Company as to a Disability shall be made on the basis of such medical and other competent evidence as the Company shall deem relevant, and shall be binding on Participant.

     2.12 "ERISA Funded" means that the Plan does not meet the "unfunded" criterion of the exceptions to the application of Parts 2 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (ERISA).

     2.13 "401(k) Plan" means the ADVO, Inc. 401(k) Savings Plan, as amended from time to time. Unless the context requires otherwise, definitions as used herein shall have the same meaning as in the 401(k) Savings Plan when applied to said Plan.

     2.14 "IRC" means the Internal Revenue Code of 1986, as amended.

     2.15 "Participant" means an associate of the Company who is eligible to participate in the Plan pursuant to Section 3.1, and who enters into an Agreement with the Company.

     2.16 "Plan" means the ADVO, Inc. Deferred Compensation Plan, as amended from time to time.

     2.17 "Plan Effective Date" means January 1, 1995.

     2.18 "Plan Year" means the calendar year, January 1 to December 31.

     2.19 "Retirement Date" and "Retirement" mean the date of termination of service of a Participant for reasons other than death or Disability after he or she (i) attains age fifty-five (55) and has ten (10) Years of Service; (ii) has attained age 65; or (iii) terminates under circumstances which the Company, in its sole discretion, elects to treat as a Retirement for purposes of the Plan.

     2.20 "Salary" for purposes of the Plan shall be the total of the Participant's base salary paid during a Plan Year, and considered "wages" for FICA and federal income tax withholding, but before any deferral made pursuant to this or any other plan maintained by the Company. Salary amounts considered shall include any amounts by which the Participant's Salary is reduced by a salary reduction or similar arrangement under any qualified plan described in IRC (S)401(a) or any cafeteria plan (as described in IRC (S)125)

                                       4
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maintained by the Company.

     2.21 "Savings Continuation Plan" means the ADVO Savings Continuation Plan, as may have been amended from time to time, in effect on the Plan Effective Date, and which will be terminated as provided in Section 3.7.

     2.22 "Special Company Allocation" means the amount added to a Participant's Deferred Benefit Account, pursuant to Section 3.7.

     2.23 "Subaccount Investment Election" means the Participant's advance notice request of future Investment Results to be applied to (the subaccounts of) his or her Deferred Benefit Account, in such form as the Committee may establish or accept. Such Subaccount Investment Election shall specify any combination of whole percentage increments of one or any number of Subaccount Investment Results from time to time offered under the Plan. The election shall specify whether it applies to amounts not yet deferred, to amounts previously credited to the Deferred Benefit Account, which, together with Investment Results, represent the current Deferred Benefit Account balance, or both.

     2.24 "Subaccount Investment Results" and "Investment Results" means the investment results, expressed as a percentage rate, achieved by each of the respective "Investment Fund" (as that term is used in the 401(k) Plan) within the 401(k) Savings Plan Trust Fund as of the most recent Determination Date, and which represents each Investment Fund's investment results attributable to interest, dividends, changes in market value, expenses, and gains and losses, and which is to be used, for purposes of the Plan, as a hypothetical investment earnings rate to be applied as Investment Results of the respective subaccounts maintained under this Plan.

     2.25 "Tax Funded" means that the interest of a Participant in the Plan will be includable in the gross income of the Participant for federal income tax purposes prior to actual receipt of Plan benefits by the Participant.

     2.26 "Termination of Service" means the Participant's ceasing his or her employment with the Company for any reason whatsoever, whether voluntarily or involuntarily.

     2.27 "Years of Service" means years of service credited to a Participant in the 401(k) Plan.


III  Eligibility; Participation Limits
     ---------------------------------

     3.1  Eligibility and Participation. Eligibility to participate in the Plan
          -----------------------------
shall be limited to management associates of the Company who meet all of the following conditions:

          (a) each associate must be an officer or other key associate of the Company designated and approved as eligible by the Administrative Committee; and

          (b) each associate must be eligible to participate in the 401(k) Plan, and

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     be a Participant, or have elected to become a Participant in the 401(k)
     Plan (in accordance with its rules of eligibility and participation); and

          (c) each associate designated eligible to participate must file an Agreement with the Company in accordance with Section 3.2 in order to become a Participant in the Plan.

An associate who meets all of the requirements of this Section shall become a Participant in the Plan effective as of the date coincident with eligibility for participation in the 401(k) Plan. Except as otherwise provided in Section 3.4, once an associate becomes a Participant in the Plan, he or she shall remain a Participant until all benefit payments, if any, to the Participant (or his or her Beneficiary) have been made.

     3.2  Deferral of Salary and Bonus. Eligible associates of the Company
          ----------------------------
who elect to participate in the Plan must file an Agreement to participate in the Plan and to defer Salary, Bonus, or both, with the Company prior to the beginning of the Plan Year in which the Salary or Bonus is to be earned. An eligible associate who fails to file an Agreement before the beginning of a Plan Year may file an Agreement to defer Salary, Bonus, or both, with respect to a subsequent Plan Year. A Participant's Agreement shall be subject to all of the limitations of Section 3.3.

     3.3  Deferral Limitations. A Participant's Agreement to participate in the
          --------------------
Plan and to defer Salary, Bonus, or both, shall be subject to the following limitations:

          (a) a Participant may elect to defer no less than five percent (5%) and no more than fifteen percent (15%) of Salary, in increments of one percentage point (1%); and

          (b) a Participant's Agreement to defer up to one hundred percent (100%) of Bonus shall be in increments of ten percentage points (10%); and

          (c) the Participant must elect (or have elected) to defer at least six per cent (6%) of pay as an Associate Pre-Tax Contribution to the 401(k) Plan (or a percentage amount which would result [but for the limits of IRC
     (S)402(g)] in a deferral amount which exceeds the maximum dollar amount permitted under IRC (S)402(g) under the 401(k) Plan; and

          (d) any Agreement to defer Salary, Bonus, or both, may not apply to a Plan Year after the 1999 Plan Year; and

          (e) the Agreement shall be irrevocable upon acceptance by the Company.

     3.4  Suspension of Agreement to Defer. A Participant's Agreement to defer
          --------------------------------
Salary, Bonus, or both, shall be suspended in the event that the Company, in its sole discretion, reasonably determines that a Participant ceases to meet the eligibility requirements of the Plan. In such event, no additional Company Allocations shall be made to the Account of a Participant for the period his or her Agreement is suspended. A Participant whose Agreement has been suspended pursuant to this Section shall not be deemed to have incurred a Termination of Service, and his or her Deferred Benefit Account shall continue to be maintained under the terms of the Plan.

     3.5  Timing of Deferral Credits. The amount of Salary or Bonus that a
          --------------------------
Participant elects to defer in the Agreement shall cause an equivalent reduction in his or her Salary or Bonus payment, and shall be credited to the Participant's Deferred Benefit Account throughout the Plan Year as the Participant is paid (or would have been paid) the non-deferred portion of his or her Salary or Bonus in each Plan Year. Any Company Allocation to be made to a Participant's Deferred Benefit Account in accordance with Section 3.6 shall be credited to his or her Deferred Benefit Account at the same time the Company's contributions are made (or would have been made) to the 401(k) Plan.

     3.6  Company Allocation. The Company shall credit a Company Allocation to a
          ------------------
Participant's Deferred Benefit Account. The amount of the Company Allocation, if any, shall be determined and calculated as follows:

          (a) The Company shall credit a Participant's Deferred Benefit Account with the amount, if any, which is equivalent to matching Company contributions which would have been made under the 401(k) Plan but for the Participant's reduction in Salary and Bonus attributable to participation in this Plan.

          (b) The Company shall credit a Participant's Deferred Benefit Account with the amount, if any, which is equivalent to the Company contribution which could not be made under the 401(k) Plan because of:

                    (1)  the dollar limit on contributions under
          IRC(S)415(c); and

                    (2) the annual limitation of compensation which can be taken into account under IRC (S)401(a)(17).

     3.7  Special Company Allocation at Plan Effective Date. As of the Plan
          -------------------------------------------------
Effective Date, the Company shall terminate the participation of an associate in the Savings Continuation Plan, and shall terminate the Savings Continuation Plan. In terminating the participation of a participant in the Savings Continuation Plan, the Company:

          (a) shall credit a Special Company Allocation to the Deferred Benefit Account of a Participant who, as of the Plan Effective Date, was a participant in the Savings Continuation Plan. The amount of the Special Company Allocation, if any, credited to the Account of the Participant shall be equal to the balance credited to the "Savings Continuation Account" that was maintained by the Company under the Savings Continuation Plan. At all times thereafter, Investment Results credited to the Participant's Account in accordance with Article IV of this Plan shall be in lieu of "earnings", as otherwise provided in the Savings Continuation Plan; and

     6. shall terminate, void, and cancel any obligation to the Participant under the Savings Continuation Plan. Such cancellation of the Company's obligation shall not operate to reduce the right of a Participant in the Savings Continuation Plan to receive any benefit accrued thereunder prior to the Plan Effective Date, as provided in the Savings Continuation Plan. Upon cancellation of its obligations in accordance with this subsection, the Company shall have no further obligation under the Savings Continuation Plan with respect to a Participant in this Plan; and

          (c) shall terminate the Savings Continuation Plan with respect to inactive and retired participants. In terminating the Plan, the Company shall terminate, void, and cancel its obligations under the Savings Continuation Plan with respect to all inactive or retired participants by designating such participants as Participants in this Plan, establishing a Deferred Benefit Account for the benefit of such participants, and crediting a Special Company Allocation to the Account of each participant, in the manner provided in subsection (a), immediately above. Each inactive or retired participant in the Savings Continuation Plan who becomes a Participant in this Plan pursuant to this subsection shall not be required to meet the eligibility requirements of Section 3.1, or to file an Agreement otherwise required by Section 3.2, and shall not be eligible for, or entitled to, any Company Allocation provided in Section 3.6.

     3.8  No Constructive Receipt. The operation of Sections 3.6 and 3.7 shall
          -----------------------
not permit the Participant to receive any amount credited to the Account of a Participant as an Annual Company Allocation in accordance with Section 3.6, or to receive any part or all of the amount equal to the "Savings Continuation Account" of a participant in the Savings Continuation Plan credited as a Special Company Allocation in accordance with Section 3.7, prior to the date such amount is actually paid to a Participant pursuant to Article V of this Plan.

     3.9  Vesting. A Participant shall be one hundred percent (100%) vested
          -------
in the amount of Salary and Bonus deferred and credited to his or her Deferred Benefit Account, and in any amounts credited to a Participant's Deferred Benefit Account as a Special Company Allocation in accordance with Section 3.7, including Subaccount Investment Results attributable thereto. Any amount credited to a Participant's Deferred Benefit Account as a Company Allocation attributable to the 401(k) Plan pursuant to Section 3.6, together with any Subaccount Investment Results attributable thereto, shall vest in the same percentage as if such Company Allocation had been a Company contribution made to the 401(k) Plan account of a Participant.

     3.10 Rollovers and Other Transfers. Except as specifically provided in
          -----------------------------
Section 3.7, rollovers or transfers of funds from any other retirement or savings plan shall not be permitted.

IV   Determination and Valuation of Account
     --------------------------------------

     4.1  Deferred Benefit Account. The Company shall establish each
          ------------------------
Participant's Deferred Benefit Account in accordance with the Plan, and shall maintain such number of subaccounts as may be necessary as a recordkeeping device to reflect the Participant's Subaccount Investment Election(s). Each Participant's Deferred Benefit Account as of each Determination Date shall consist of:

          (a) the value of the Participant's Salary or Bonus deferred pursuant to

     Section 3.2, and the value of any Company Allocation made pursuant to
     Section 3.6, both amounts, if any, credited to a Participant's Account since the immediately preceding Determination Date, and held to be allocated to one or more subaccounts in accordance with Section 4.2, and

          (b) the value of each subaccount established and maintained in subaccount units under the Plan, after deduction of any subaccount units converted to cash and paid as a benefit under Article V. The value of each subaccount shall be determined in accordance with Section 4.4.

     4.2  Subaccount Investment Election. Investment Results shall be applied to
          ------------------------------
the respective subaccounts of a Participant's Account. Investment Results shall be determined as follows:

          (a) As of the Plan Effective Date, and at such other times as the Committee shall permit, the Participant shall file and deliver to the Company his or her Subaccount Investment Election. Such form may specify, in whole percentage amounts, the percentage allocation to be applied

a. to the subaccount(s) to which amounts deferred thereafter in accordance with Section 3.2 may be credited,

          b. between or among subaccounts, for purposes of determining the Subaccount Investment Results applicable to amounts previously deferred, or

          c. to any Special Company Allocation credited to his or her Account in accordance with Section 3.7,

     in such manner as approved or accepted by the Committee;

          (b) A Participant's election shall remain in effect until changed by the Participant. The Committee may limit the percentage amounts, number of times a Participant may change the Subaccount Investment Results to be applied to a Participant's Account Limitations, and establish such other rules as it deems reasonable with respect to the Participant's Subaccount Investment Election(s).

     4.3  Reallocation of Subaccounts. In effecting a reallocation requested by
          ---------------------------
the Participant, units in a subaccount shall be converted to dollar amounts prior to redistribution between or among subaccounts, and reconverted to subaccount units as necessary to effect the Participant's reallocation request, both conversions to be as of the most recent Determination Date. A Participant's reallocation request shall be in the form of a Subaccount Investment Election, which shall be filed and delivered to the Company at such times and within such other limitations as the Committee may establish. In the absence of any Subaccount Investment Election(s) as may be required by the Participant (or his or her Beneficiary) in order to designate one hundred percent (100%) of his or her Deferred Benefit Account, the portion of the Account not designated shall be allocated to a subaccount selected by the Committee.

     4.4  Determination of Subaccount Value. A Participant's subaccounts
          ---------------------------------
shall be valued in dollars, based on the dollar value of each unit credited to a subaccount. The dollar value of each subaccount unit shall be based on the net asset value of such unit as of the close of the business day coincident with or immediately preceding a Determination Date.

          (a) Each subaccount shall be credited with the number of full and partial units which the dollar value of any amount credited to the subaccount of a Participant in accordance with Section 4.1 would purchase at the closing net asset value of each unit on the Determination Date.

          (b) On the date a dividend or other distribution would have been paid based on a subaccount unit, each subaccount shall be credited with the number of additional full and partial subaccount units which would have been purchased if the subaccount units then credited to the subaccount had been held as shares. In the case of a dividend or other distribution paid in property other than cash or shares, the Committee shall determine the fair value of such property for purposes of the computation immediately above.

V    Benefits
     --------

     5.1  Retirement Benefit. Upon a Participant's Retirement Date, the Company
          ------------------
shall pay to the Participant, as Compensation earned prior to Retirement, a benefit equal to the value of his or her Deferred Benefit Account, with the Company Allocation vested in accordance with Section 3.7, determined under
Article IV. The form of benefit payment shall be provided in Section 5.7. Upon and after such Retirement Date, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.2, 5.3, 5.4, 5.5, or 5.6 of the Plan.

     5.2  Termination Benefit. Upon Termination of Service of the Participant
          -------------------
before his or her Retirement Date for reasons other than his or her death or Disability, the Company shall pay to the Participant, as Compensation earned prior to his or her Termination of Service, a benefit equal to the value of his or her Deferred Benefit Account, vested in accordance with Section 3.7, determined under Article IV as of the date of Termination of Service. Unless otherwise directed by the Committee, the value of the Participant's Deferred Benefit Account paid as a termination benefit in the manner provided in Section
5.7. Upon a Termination of Service, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.1, 5.3, 5.4, 5.5, or 5.6 of the Plan.

     5.3  Death Benefit. Upon the death of the Participant prior to his or her
          -------------
Termination of Service, the Company shall pay to the Beneficiary of the deceased Participant, as Compensation earned prior to his or her death, a benefit equal to the value of the Participant's Deferred Benefit Account, vested in accordance with Section 3.7, determined under Article IV as of the Determination Date coincident with or next following the Participant's date of death. The value of the Participant's Deferred Benefit Account paid as a death benefit shall be converted to cash and paid in a lump sum, and shall cause a reduction in the number of units in a Participant's subaccounts equivalent to the value of the lump sum amount paid. Upon a Termination of Service, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.1, 5.2, 5.4, 5.5, or 5.6 of the Plan.

     5.4  Disability Benefit. In the event of Disability prior to his or her
          ------------------
Retirement Date, the Company shall pay to the Disabled Participant, as Compensation earned prior to his Disability, a benefit equal to the value of his Deferred Benefit Account, with the Company Allocation vested in accordance with
Section 3.7, determined under Article IV. The value of the Participant's Deferred Benefit Account paid as a disability benefit shall be converted to cash and paid in annual installments, as provided in Section 5.7, until the earliest of the following events:

          (a) The Participant ceases to be Disabled and resumes employment with the Company;

          (b) The Participant ceases to be Disabled and does not resume employment with the Company. If the Participant has attained his Retirement Date, he shall be entitled to the benefits provided for in Section 5.1. If the Participant has not attained his Retirement Date, his Deferred Benefit Account shall be recomputed and adjusted to reflect the vesting provisions of Section 3.7. Upon any such recomputation and adjustment, the value of his Deferred Benefit Account, if any, shall be paid in a lump sum as a Termination Benefit in the manner provided in Section 5.2. In no event shall the recomputation and adjustment of a Participant's Deferred Benefit Account made pursuant to this subsection operate to require that such previously Disabled Participant repay any Disability benefit paid hereunder;

          (c) The Participant dies. The Deferred Benefit Account balance remaining shall be paid in a lump sum as provided in Section 5.3; or

          (d) The value of the Participant's Deferred Benefit Account balance reaches zero.

If a Disability occurs during the period elected in the Agreement, the Disabled Participant's Agreement shall be suspended, and further deferrals shall not be required during the period of Disability. Upon a written request by a Participant filed with the Committee, the Committee may, in its sole discretion, pay a Disability benefit equal to the value of the Disabled Participant's Deferred Benefit Account in a single lump sum payment.

     5.5  Interim Distribution Benefit. A Participant may elect in his or her
          ----------------------------
Agreement to have a portion his or her Deferred Benefit Account converted to cash and paid to him or her at the time specified in such Agreement. If the Participant so elects, the Company shall pay to the Participant, as Compensation earned prior to the interim distribution date, a lump sum benefit equal to the amount so elected in the Agreement, subject to all of the following:

          (a) The date selected for the interim distribution is a January 1 occurring on or after the fifth (5th) anniversary of the first day of the Plan Year the Agreement became effective;

          (b) The amount to be distributed pursuant to such Agreement will be equal to the amount by which his or her Salary, Bonus, or both, were reduced pursuant to such Agreement;

          (c) A Participant's Agreement may not provide for more than one date on which a benefit shall be paid in accordance with this Section. The date specified in the Agreement shall be disregarded if the Participant's Termination of Service occurs prior to such date. An election to receive an interim distribution benefit at a date specified in the Agreement shall be irrevocable, unless the Administrative Committee, in its sole discretion, grants a Participant's request to revoke his or her election. Any such request to revoke his or her election must be filed with and approved by the Committee at least one year prior to the January 1 that the interim distribution would otherwise be made. If the request is granted by the Committee, the value of such benefit shall remain as a credit to the balance of the Participant's Deferred Benefit Account, to be maintained in the manner provided in Section 4.1, and paid instead in the manner provided in Sections 5.1, 5.2, 5.3, 5.4, or 5.6; and

          (d) The amount to be distributed in accordance with this Section shall be distributed without Committee approval required, and shall cause a reduction in the number of units in a Participant's subaccounts equivalent to the value of the lump sum amount paid.

     5.6  Emergency Benefit. In the event that the Committee, upon written
          -----------------
petition of the Participant, determines, in its sole discretion, that the Participant has suffered a severe financial hardship, the Company shall pay to the Participant, as soon as practicable following such determination, as Compensation earned prior to the severe financial hardship, a benefit equal to the amount necessary to meet the severe financial hardship not in excess of the value of the vested portion of the Participant's Deferred Benefit Account, including Investment Results. Any such payment shall cause a reduction in the number of units in a Participant's subaccounts equivalent to the value of the amount paid. For purposes of this Section, a severe financial hardship is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from events such as the purchase of a house or education expenses for children, shall not be considered to be the result of a severe financial hardship. For purposes of this Section, the criteria for establishing and determining a severe financial hardship shall be made in accordance with IRC (S).401(k)(2)(b), and Internal Revenue Service Regulation 1.401(k)-1(d)(2) (iii)-(iv).

     5.7  Form of Benefit Payment. Upon the happening of an event described
          -----------------------
in Section 5.1 or 5.4, the Company shall pay to the Participant (or his or her Beneficiary) the amount calculated in accordance with this Section in substantially equal annual installments. All payments made hereunder shall cause a reduction in the number of units in a Participant's subaccounts equivalent to the value of the installment amount paid, and shall be calculated and determined as follows:

          (a) An annual installment payment shall be determined for the Participant's Deferred Benefit Account. The amount of the installment payment shall be a determined using factors selected by the Committee to amortize the unpaid balance of the Deferred Benefit Account balance in fifteen (15) substantially equal annual installments, and shall be based on the Investment Results available for the most recent Plan Year ended at the time payments commence, or upon such Investment Results as the Committee, in its sole discretion, determines as the rate of Investment Results to be applied prospectively to determine installment payments. The Committee may recompute the amount of the installment each year to reflect actual Subaccount Investment Results, and based on current or projected Investment Results and on subaccount balances of the Participant's Deferred Benefit Account and on his or her Subaccount Investment Election(s) then in effect. Installment benefit payments shall cease when the Deferred Benefit Account balance reaches zero, or with the final payment determined hereunder.

          (b) Unless an annual payment is the final annual installment payment, each annual installment payment shall be at least equal to $5,000. Notwithstanding the amortization method described in subsection (a) immediately above, in the event an installment payment determined under subsection (a) is less than $5,000, the annual installment payment shall be $5,000. Annual installment payments in the amount of $5,000 shall continue until the amount of the installment is recomputed, in accordance with subsection (a), or until the remaining Account balance is less than $5,000. Once the Account balance is less than $5,000, the subsequent annual payment, which shall be the final payment, shall equal the remaining Deferred Benefit Account balance.

Upon the death of a Participant after the commencement of payment of benefits pursuant to Section 5.1, the Deferred Benefit Account remaining shall be paid to the Beneficiary in annual installments over the remaining number of years determined above. Upon a written request of such Beneficiary of a deceased Participant, or upon the request of a Disabled Participant, the Committee may, in its sole discretion, pay the value of a Disabled or deceased Participant's Deferred Benefit Account in a lump sum.

Upon a written request by a Participant filed with the Committee prior to the commencement of benefits under this Plan, the Committee may, in its sole discretion, elect to pay the value of his or her Deferred Benefit Account in a lump sum or in fewer than fifteen (15) annual installments.

     5.8  Withholding; Employment Taxes. To the extent required by the law in
          -----------------------------
effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal, or any state or local, government.

     5.9  Commencement of Payments. Unless otherwise provided, payments under
          ------------------------
this Plan shall commence as soon as practicable following the Participant's Termination of Service, but in no event later than ninety (90) days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under this Plan. The date of each subsequent annual installment shall be on the same Determination Date each year, as determined by the Committee in its sole discretion.

     5.10 Recipients of Payments; Designation of Beneficiary. All payments
          --------------------------------------------------
to be made
by the Company under the Plan shall be made to the Participant during his or her lifetime, provided that if the Participant dies prior to the commencement or completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 5.10. The Participant shall designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may change such designation without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. (In community property states, the spouse of a married Participant shall join in any designation of a Beneficiary other than the spouse.) If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the Beneficiary designated by the Participant in the 401(k) Plan, and otherwise shall be the executor(s) or administrator(s) of the deceased Participant's estate.

     5.11 Facility of Payment. Any benefit payable hereunder to any person under
          -------------------
a legal disability, or to any person who, in the judgment of the Committee, is unable to properly administer his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in a manner which the Committee may select.

     5.12 Loans to Participants. No loan, advancement, or other transaction in
          ---------------------
the nature of an anticipatory assignment of income shall be permitted under the Plan.

VI   CLAIM FOR BENEFITS PROCEDURE
     ----------------------------

     6.1  Claim for Benefits. Any claim for benefits under the Plan shall be
          ------------------
made in writing to the Committee. If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

          (a)  the specific reason or reasons for the denial of the claim;

          (b) a reference to the relevant Plan provisions upon which the denial is based;

          (c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

          (d)  an explanation of the Plan's claim review procedure.

     6.2  Request for Review of a Denial of a Claim for Benefits. Upon the
          ------------------------------------------------------
receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing.

     6.3  Decision Upon Review of Denial of Claim for Benefits. The Committee
          ----------------------------------------------------
shall render a decision on the claim review promptly, but no more than sixty
(60) days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty
(120) days. Such decision shall:

          (a)  include specific reasons for the decision;

          (b) be written in a manner calculated to be understood by the claimant; and

          (c) contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Committee shall be final and binding in all respects on both the Company and the claimant.

VII  Administration
     --------------

     7.1  Plan Administrative Committee. The Plan shall be administered by the
          -----------------------------
Compensation Committee of the Board of Directors of the Company, which shall be the Administrative Committee of the Plan. The Administrative Committee may assign duties to an officer or other associates of the Company, and delegate such duties as it sees fit.

     7.2  General Rights, Powers and Duties of Administrative Committee. The
          -------------------------------------------------------------
Administrative Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights, and duties set forth elsewhere in the Plan, it shall have the following powers and duties to:

          (a) adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

          (b) administer the Plan in accordance with its terms and any rules and regulations it establishes;

          (c) maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

          (d) construe and interpret the Plan, and to resolve all questions arising under the Plan;

          (e) direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

          (f) employ or retain agents, attorneys, actuaries, accountants or other persons who may also be employed by or represent the Company; and

          (g) be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

     7.3  Information to be Furnished to Committee. The records of the Company
          ----------------------------------------
shall be determinative of each Participant's period of employment, age, Termination of Service and the reason therefor, Disability, leave of absence, reemployment, personal data, and Salary and Bonus. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

     7.4  Responsibility. No member of the Committee shall be liable to any
          --------------
person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or associate of the Company. Further, the Company shall hold harmless and defend any individual in the employment of the Company and any Director of the Company against any claim, action, or liability asserted against him or her in connection with any action or failure to act regarding the Plan, except as and to the extent such liability may be based upon the individual's own willful misconduct or fraud. This indemnification shall not duplicate, but may supplement, any coverage available under any applicable insurance coverage.

VIII Amendment and Termination
     -------------------------

     8.1  Amendment. The Plan may be amended in whole or in part by the Company
          ---------
at any time. Notice of any material amendment shall be given in writing to the Committee and to each Participant and to each Beneficiary of a deceased Participant. No amendment shall retroactively decrease the balance of a Participant's Deferred Benefit Account or retroactively decrease the Subaccount Investment Results obtained prior to the date of the amendment.

     8.2  Company's Right to Terminate. The Company reserves the sole right
          ----------------------------
to terminate the Plan. The Company also reserves the sole right to terminate the Agreement pertaining to a Participant at any time prior to the commencement of payment of his or her benefits. In the event of any such termination, the Company shall continue to be obligated to pay benefits accrued prior to the date of such termination in accordance with the Plan. The Participant shall be deemed to have incurred a Termination of Service, and his or her Deferred Benefit Account shall be paid in the manner provided in Section 5.2.

     8.3  Special Termination. Any other provision of the Plan to the contrary
          -------------------
notwithstanding, the Plan shall terminate if the Plan is held to be ERISA Funded or Tax Funded by a federal court, and appeals from that holding are no longer timely or have been exhausted. The Company may terminate the Plan if it determines, based on a legal opinion which is satisfactory to the Company, that either judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Plan will be held to be ERISA Funded or

Tax Funded, and failure to so terminate the Plan could subject the Company or the Participants to material penalties. Upon any such termination, the Company may:

          (a) transfer the rights and obligations of the Participants and the Company to a new plan established by the Company, which is not deemed to be ERISA Funded or Tax Funded, but which is similar in all other respect to this Plan, if the Company determines that it is possible to establish such a Plan;

          (b) if the Company, in its sole discretion, determines that it is not possible to establish the Plan in (a) above, each Participant shall be paid a lump sum benefit equal to the value of the vested portion of his or her Deferred Benefit Account;

          (c) pay a lump sum benefit equal to the value of the vested portion of the Participant's Deferred Benefit Account to the extent that a federal court has held that the interest of the Participant in the Plan is includable in the gross income of the Participant for federal income tax purposes prior to actual payment of Plan benefits. The value of any amount remaining in the Participant's Deferred Benefit Account shall remain as an obligation of the Company, to be paid to the Participant as provided in the Plan;

          (d) pay to a Participant a lump sum benefit equal to the vested portion of a Participant's Deferred Benefit Account if, based on a legal opinion satisfactory to the Company, there is a significant risk that such Participant will be determined not to be part of a "select group of management or highly compensated employees" for purposes of ERISA.

Any benefit payable under this Section shall be payable as soon as practicable following the Company's determination that the Plan is ERISA Funded or Tax Funded, but in no event later than ninety (90) days following receipt of notice by the Committee that the Plan is ERISA Funded or Tax Funded, or at such other date as may be determined by the Committee in its sole discretion.

A lump sum payment to be made in accordance with this Section shall be paid in cash and shall be subject to the provisions of Section 5.9. As determined by the Committee in its sole discretion, the termination benefit shall cause a reduction in the number of units in a Participant's subaccounts equivalent to the value of the lump sum amount paid.

IX   Miscellaneous
     -------------

     9.1  Separation of Plan; No Implied Rights. The Plan shall not operate
          -------------------------------------
to increase any benefit payable to or on behalf of a Participant (or his or her Beneficiary) from any other Plan maintained by the Company. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

     9.2  No Right to Company Assets. Neither the Participant nor any other
          --------------------------
person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company or by a Trust pursuant to Section 9.9. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

     9.3  No Employment Rights. Nothing herein shall constitute a contract of
          --------------------
employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its associates, with or without cause. Nothing herein shall be construed as fixing or regulating the Salary, Bonus, or other remuneration payable to the Participant.

     9.4  Offset. If, at the time payments or installments of payments are to
          ------
be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company's right to offset future payments for such indebtedness or obligation.

     9.5  Protective Provisions. In order to facilitate the payment of benefits
          ---------------------
hereunder, each associate designated eligible shall cooperate with the Company by furnishing any and all information requested by the Company, including taking such physical examinations as the Company may deem necessary, and taking such other actions as may be requested by the Company. If the associate refuses to cooperate, he or she shall not become a Participant in the Plan and the Company shall have no further obligation to him or her under the Plan. In such event, the Participant or his or her Beneficiary shall receive a benefit equal to his or her deferral, without Interest, paid in accordance with Section 5.9.

     9.6  Non-assignability. Neither the Participant nor any other person shall
          -----------------
have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferrable except by will or in accordance with the laws of descent and distribution. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferrable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

     9.7  Notice. Any notice required or permitted to be given under the Plan
          ------
shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the last known address of the Participant if to the Participant, or, if given to the Company, to the principal office of the Company, directed to the attention of the Plan Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

     9.8  Governing Laws. The Plan shall be construed and administered according
          --------------
to the laws of the State of Connecticut.

          Deferred Compensation Plan Trust. The Company has established a Trust
          --------------------------------
or Trusts with (an) independent trustee(s), and shall comply with the terms of the Trust(s). The Company shall transfer to the trustee(s) an amount of cash, marketable securities, or other property acceptable to the trustee(s) ("Trust Property") equal in value to the amount necessary, calculated on an actuarial basis in accordance with the terms of the Trust(s), to pay the Company's obligations under the Plan (the "Funding Amount"), and may make additional transfers to the trustee(s) as may be necessary in order to maintain the Funding Amount. Trust Property so transferred shall be held, managed, and disbursed by the Trustee(s) in accordance with the terms of the Trust(s). To the extent that Trust Property shall be used to pay the Company's obligations under the Plan, such payments shall discharge obligations of the Company; however, the Company shall continue to be liable for amounts not paid by the Trust(s). In the event of a Change of Control, the amount and timing of the payment of benefits shall be as determined under any provisions of the Trust agreement relating thereto, which shall replace the payment provisions of Article V herein. Trust Property will nevertheless be subject to claims of the Company's creditors in the event of bankruptcy or insolvency, and the Participant's rights under the Plan and Trust(s) shall at all times be subject to the provisions of Section 9.2.

IN WITNESS WHEREOF, the Company has adopted the ADVO, Inc. Deferred Compensation Plan as of the Plan Effective Date.


                                   ADVO, Inc.

                                   By: /s/ J. THOMAS VAN BERKEM
                                       ------------------------
                                         J. Thomas Van Berkem

                                   Its: Senior Vice President, Human Resources
                                        --------------------------------------

                                   Date: 11/28/94
                                         --------